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                                                                EXHIBIT 8.2


                   [Letterhead of Morgan, Lewis & Bockius LLP]

April 7, 1998


COHERENT COMMUNICATIONS SYSTEMS CORPORATION
45085 University Drive
Ashburn, Virginia 20174


Re: Certain Federal Income Tax Consequences of the Triangular Merger of Coherent with Tellabs

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of February 16, 1998 (the "Agreement"), among Tellabs, Inc., a Delaware corporation ("Parent"), Cardinal Merger Co., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and Coherent Communications Systems Corporation, a Delaware corporation (the "Company"), Sub will merge with and into the Company (the "Merger"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement or the other documents referred to in the Agreement.

We have acted as legal counsel to the Company in connection with the Merger and you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

         1.       The Agreement;

         2. Such other instruments and documents related to the formation, organization and operation of the Company, Parent, and Sub and to the consummation of the Merger as we have deemed necessary or appropriate.






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Coherent Communications
April 7, 1998
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In preparing our opinion, as set forth below, we have reviewed such other documents relating to the Merger and such federal income tax authority as we deemed relevant under the circumstances. For purposes of this opinion, we have assumed, with your permission and without independent investigation, that (i) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents and (ii) the Merger will be effective under the laws of the State of Delaware.

Furthermore, as to certain facts material to our opinion that we did not independently establish or verify, we have relied upon the accuracy of statements and representations of officers of each of the Company and Parent contained in the Company Tax Certificate and the Parent Tax Certificate (collectively, the "Certifications").

                                    OPINIONS
                                    --------
Based upon the foregoing, it is our opinion that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and the Company, Parent, and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. It is also our opinion that (i) no gain or loss will be recognized by the Company, Parent, or Sub as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock; (iii) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor; (iv) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as a capital asset by the stockholder at the Effective Time; and (v) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iii) above) and amount of cash received.


                                      * * *


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Coherent Communications
April 7, 1998
Page 3


Our opinions set forth herein are based upon existing law, regulations, administrative pronouncements and judicial decisions, all as in effect as of today's date. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change on our opinions. If any of the facts, assumptions or Certifications on which our opinions are based is incorrect, please advise us so that we may consider the effect, if any, on our opinions.

The opinions set forth herein have no binding effect on the United States Internal Revenue Service or the courts. Accordingly, no assurance can be given that, if the matter were contested, a court would agree with the opinions set forth above.

We hereby consent to the use of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to this firm under the captions "LEGAL OPINIONS," "SUMMARY" and "CERTAIN FEDERAL INCOME CONSEQUENCES OF THE MERGER." In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.



Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP